UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2012

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2100 McKinney Avenue

Suite 1250
Dallas, Texas 75201
(Address of principal executive office) (Zip Code)

(214) 242-1955
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 27, 2012, Summit Midstream Partners, LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, Summit Midstream GP, LLC (the “General Partner”), Summit Midstream Holdings, LLC (the “Operating Company,” and together with the Partnership and the General Partner, the “Partnership Parties”), and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 12,500,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $20.00 per Common Unit ($18.79 per Common Unit, net of underwriting discounts).  Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,875,000 Common Units, if any, on the same terms.

The material terms of the Offering are described in the prospectus, dated September 27, 2012 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on September 28, 2012 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-183466), initially filed by the Partnership on August 21, 2012.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions.  The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on October 3, 2012.  The Partnership will receive net proceeds (after deducting underwriting discounts, commissions and a structuring fee, but before paying offering expenses) from the Offering of approximately $234.3 million.  As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units to:

•                  repay $140.0 million of indebtedness outstanding under its amended and restated revolving credit facility;

•                  distribute approximately $88.0 million to Summit Midstream Partners, LLC (“Summit Investments”), in order to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to the Partnership; and

•                  pay estimated offering expenses of $6.3 million.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters have in the past provided and may from time to time in the future provide commercial banking, investment banking and advisory services in the ordinary course of their business for the Partnership Parties and their respective affiliates for which they have received and in the future will be entitled to receive, customary fees and reimbursement of expenses.  Affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman Sachs & Co., BMO Capital Markets Corp., RBC Capital Markets, LLC and Deutsche Bank Securities Inc. are lenders under the Partnership’s amended and restated revolving credit facility and, in that respect, will receive a portion of the net proceeds from this offering.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 7.01 Regulation FD Disclosure.

On September 27, 2012, the Partnership issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, each as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
1.1	Underwriting Agreement, dated September 27, 2012, among the Partnership, the General Partner, the Operating Company and the Underwriters named therein.

99.1	Press Release dated September 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP

	By:	Summit Midstream GP, LLC,
its general partner

Dated: October 1, 2012	By:	/s/ Brock M. Degeyter
		Name:	Brock M. Degeyter
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement, dated September 27, 2012, among the Partnership, the General Partner, the Operating Company and the Underwriters named therein.

99.1	Press Release dated September 27, 2012